EXHIBIT 10.2

MANAGEMENT RETENTION AGREEMENT

THIS MANAGEMENT RETENTION AGREEMENT (this “Agreement”) is entered into this       day of                       , 2004, between FedEx Corporation, a Delaware corporation (the “Corporation”), and                            (the “Executive”).

WHEREAS, the Executive currently serves as                              of the Corporation; and

WHEREAS, the Corporation considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its stockholders; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its stockholders to secure the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to or create the possibility of, a Change of Control (as defined in Section 2) of the Corporation, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change of Control, and to encourage the Executive’s full attention and dedication to the Corporation, the Board has authorized the Corporation to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Corporation and the Executive agree as follows:

1.        Operation of Agreement.

(a)           The “Effective Date” shall be the date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control occurs.  Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Corporation terminates within six months prior to the date on which a Change of Control occurs, and the Executive can reasonably demonstrate that the termination:

(1)           was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or

(2)           was directly related to, arose in connection with or occurred in anticipation of, such Change of Control,

then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination.

(b)           The “Change of Control Period” is the period commencing on the date of this Agreement and ending on the second anniversary of such date; provided, however, that commencing on the date one year after the date of this Agreement, and on each annual anniversary of that date (such date and each annual anniversary thereof is referred to as the “Renewal Date”), the Change of Control Period will be automatically extended so as to terminate two years from such Renewal Date, unless at least 180 days prior to the Renewal Date the Corporation gives the Executive notice that the Change of Control Period will not be extended.  The Corporation may not give the Executive any non-extension notice, however, during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change of Control of the Corporation until, in the Board’s opinion, such person has abandoned or terminated its efforts to effect a Change of Control.

2.        Change of Control.

For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following during the Change of Control Period:

(a)       Any “person” (as such term is used in Sections 13(d) and 14 of the Securities Exchange Act of 1934, as amended), other than (1) the Corporation, (2) any subsidiary of the Corporation, (3) any employee benefit plan (or a trust forming a part thereof) maintained by the Corporation or any subsidiary of the Corporation, (4) any underwriter temporarily holding securities of the Corporation pursuant to an offering of such securities or (5) any person in connection with a transaction described in clauses (1), (2) and (3) of Section (2)(b) below, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 30% or more of the total voting power of the Corporation’s then outstanding voting securities, unless such securities (or, if applicable, securities that are being converted into voting securities) are acquired directly from the Corporation in a transaction approved by a majority of the Incumbent Board (as defined in Section 2(d) below).

(b)      The consummation of a merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued, or the sale or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Corporation (a “Corporate Transaction”), unless:

(1)       the stockholders of the Corporation immediately before such Corporate Transaction will own, directly or indirectly, immediately following such Corporate Transaction, at least 60% of the total voting power of the outstanding voting securities of the corporation or other entity resulting from such Corporate Transaction (including a corporation or other entity that acquires all or substantially all of the Corporation’s assets, the “Surviving Company”) or the ultimate parent company thereof in substantially the same proportion as their ownership of the voting securities of the Corporation immediately before such Corporate Transaction;

(2)       the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Corporate Transaction constitute a majority of the members of the board of directors or equivalent governing body of the Surviving Company or the ultimate parent company thereof; and

(3)       no person, other than (i) the Corporation, (ii) any subsidiary of the Corporation, (iii) any employee benefit plan (or a trust forming a part thereof) maintained by the Corporation or any subsidiary of the Corporation, (iv) the Surviving Company, (v) any subsidiary or parent company of the Surviving Company, or (vi) any person who, immediately prior to such Corporate Transaction, was the beneficial owner of securities of the Corporation representing 30% or more of the total voting power of the Corporation’s then outstanding voting securities, is the beneficial owner of 30% or more of the total voting power of the then outstanding voting securities of the Surviving Company or the ultimate parent company thereof.

(c)       The stockholders of the Corporation approve a complete liquidation or dissolution of the Corporation.

(d)      Directors who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board (or, in the event of any merger, consolidation or reorganization the principal purpose of which is to change the Corporation’s state of incorporation, form a holding company or effect a similar reorganization as to form, the board of directors of such surviving company or its ultimate parent company); provided, however, that any individual becoming a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened proxy contest relating to the election of directors.

Notwithstanding the foregoing, a Change of Control will not be deemed to occur solely because any person (a “Subject Person”) becomes the beneficial owner of more than the permitted amount of the outstanding voting securities of the Corporation as a result of the acquisition of voting securities by the Corporation which, by reducing the number of voting securities outstanding, increases the proportional number of voting securities beneficially owned by the Subject Person, provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Corporation, and after such acquisition by the Corporation, the Subject Person becomes the beneficial owner of any additional voting securities that increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person to 30% or more of the total voting power, then a Change of Control will have occurred.

3.        Employment Period.

The Corporation agrees to continue the Executive in its employ, and the Executive agrees to remain in the Corporation’s employ, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).

4.        Position and Duties.

(a)       During the Employment Period:

(1)       the Executive’s position (including status, offices, titles and reporting relationships), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date; and

(2)       the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(b)      Excluding periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the Corporation’s business and affairs and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, to use the Executive’s reasonable best efforts to perform faithfully and efficiently these responsibilities.  The Executive may:

(1)       serve on corporate, civic or charitable boards or committees;

(2)       deliver lectures, fulfill speaking engagements or teach at educational institutions; and

(3)       manage personal investments,

so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities.  It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of these activities (or the conduct of activities similar in nature and scope) subsequent to the Effective Date will not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Corporation.

5.        Compensation.

(a)       Base Salary.  During the Employment Period, the Executive will receive a base salary (“Base Salary”) at a monthly rate at least equal to the highest monthly base salary paid to the Executive by the Corporation and any of its affiliates during the 12-month period immediately preceding the month in which the Effective Date occurs.  During the Employment Period, the Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be consistent with increases in base salary awarded in the ordinary course of business to other key executives.  Any increase in the Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Base Salary will not be reduced after any such increase and the term Base Salary as used in this Agreement shall refer to the Base Salary as so increased.  As used in this Agreement, the term “affiliates” includes any company controlling, controlled by or under common control with the Corporation.

(b)      Annual Bonus.  In addition to the Base Salary, the Executive will be awarded, for each of the Corporation’s fiscal years (a “Fiscal Year”) ending during the Employment Period, an annual bonus (an “Annual Bonus”) (either pursuant to a bonus, profit sharing or incentive plan or program of the Corporation or otherwise) in cash at least equal to the average annual bonus paid or payable to the Executive during the three Fiscal Years immediately prior to the Fiscal Year in which the Effective Date occurs (or for such lesser number of full Fiscal Years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and annualized with respect to any such Fiscal Year for which the Executive has been employed only during a portion thereof).  Each such Annual Bonus will be payable within the first 60 days of the Fiscal Year next following the Fiscal Year for which the Annual Bonus is awarded.

(c)       Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable to other peer executives of the Corporation (including, without limitation, the Corporation’s qualified and non-qualified pension, profit sharing, long-term performance bonus, restricted stock and stock option plans, in each case comparable to those in effect or as subsequently amended), but in no event will these plans, practices, policies and programs provide the Executive with compensation, benefits and reward opportunities less favorable, in the aggregate, than the most favorable of those provided by the Corporation and its affiliates for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other peer executives of the Corporation.

(d)      Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and shall receive all benefits under the welfare benefit plans provided by the Corporation (including, without limitation, medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs), in each case comparable to those in effect at any time during the 90-day period immediately preceding the Effective Date which would be most favorable to the Executive or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation.

(e)       Expenses.  During the Employment Period, the Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Corporation in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation.

(f)       Fringe Benefits.  During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Corporation in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation.

(g)      Office and Staff Support.  During the Employment Period, the Executive will be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to those provided to the Executive at any time during the 90-day period immediately preceding the Effective Date which would be most favorable to the Executive or, if more favorable to the Executive, as provided at any time thereafter with respect to other peer executives of the Corporation.

(h)      Vacation.  During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable policies of the Corporation as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Corporation.

6.        Termination.

(a)       Death or Disability.  This Agreement will terminate automatically upon the Executive’s death during the Employment Period.  The Corporation may terminate this Agreement, after having established the Executive’s Disability (as defined below) during the Employment Period, by giving to the Executive written notice of its intention to terminate the Executive’s employment.  In such case, the Executive’s employment with the Corporation will terminate effective on the 180th day after receipt of such notice (the “Disability Effective Date”), provided, that within 180 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” means absence from the full-time performance of the Executive’s duties pursuant to a determination made in accordance with the procedures established by the Corporation under the Corporation’s long-term disability benefits plan (as in effect as of the Effective Date) that the Executive is disabled as a result of incapacity due to physical or mental illness.

(b)      Cause.  During the Employment Period, the Corporation may terminate the Executive’s employment for “Cause.”  For purposes of this Agreement, “Cause” means:

(1)       any act or acts of dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive;

(2)       repeated material violations by the Executive of the Executive’s obligations under Section 4 of this Agreement:

(i)    which are demonstrably willful and deliberate on the Executive’s part (which violations occur other than as a result of incapacity due to the Executive’s physical or mental illness), and

(ii)   which result in demonstrably material economic injury to the Corporation and which are not remedied in a reasonable period of time after receipt of written notice from the Corporation specifying such breach; or

(3)       the conviction of the Executive of a felony.

Notwithstanding anything to the contrary set forth in this Agreement, “Cause” will not exist, however, unless and until the Corporation has delivered to the Executive a copy of a resolution duly adopted by three-quarters (3/4) of the Board and, to the extent applicable, three-quarters (3/4) of the Incumbent Board, if any, at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this Section 6(b) and specifying the particulars in detail.

(c)       Good Reason.  The Executive’s employment may be terminated by the Executive  for Good Reason.  For purposes of this Agreement, “Good Reason” means:

(1)       the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Corporation which results in a material diminution in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

(2)       any failure by the Corporation to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

(3)       any reduction in the Executive’s Base Salary or target award opportunity as in effect within 90 days prior to the Effective Date (including any change in performance criteria which impacts negatively on the Executive’s ability to achieve the target) under the Corporation’s annual or long-term performance incentive plans or programs;

(4)       the failure to continue the Executive’s participation in any incentive compensation plan in which he was a participant within 90 days prior to the Effective Date unless a plan providing a substantially similar opportunity is substituted, or the termination or material reduction of any employee benefit enjoyed by him within 90 days prior to the Effective Date, unless comparable benefits (determined in the aggregate) are substituted;

(5)       the Corporation’s requiring the Executive to be based at any office or location other than as described in Section 4(a)(2), except for travel reasonably required in the performance of the Executive’s responsibilities;

(6)       any purported termination by the Corporation of the Executive’s employment otherwise than as permitted by this Agreement, it being understood that any such purported termination will not be effective for any purpose of this Agreement; or

(7)       any failure by the Corporation to comply with and satisfy Section 13 of this Agreement.

For purposes of this Section 6(c), any good faith determination of “Good Reason” made by the Executive will be conclusive.

(d)      Notice of Termination.   Any termination by the Corporation for Cause or by the Executive for Good Reason will be communicated by a Notice of Termination to the other party, given in accordance with Section 15(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which:

(1)       indicates the specific termination provision in this Agreement relied upon;

(2)       to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(3)       if the Date of Termination (as defined in Section 6(e) below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 15 days after the giving of such notice (except as provided in Section 6(e) of this Agreement)).

(e)       Date of Termination.  “Date of Termination” means (1) the effective date on which the Executive’s employment by the Corporation terminates as specified in a Notice of Termination by the Corporation or the Executive, as the case may be, or (2) if the Executive’s employment by the Corporation terminates by reason of death, the date of the Executive’s death.  Notwithstanding the previous sentence, if the Executive’s employment is terminated for Disability (as defined in Section 6(a)), or the Executive’s employment is terminated by the Corporation other than for Cause, then such Date of Termination will be no earlier than 30 days following the date on which a Notice of Termination is received.

7.        Obligations of the Corporation Upon Termination.

(a)       Death.  If the Executive’s employment terminates during the Employment Period by reason of the Executive’s death, the Corporation will not have any further obligations to the Executive’s legal representatives under this Agreement, other than those obligations accrued hereunder at the date of the Executive’s death.  Anything to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Corporation to surviving families of peer executives of the Corporation under such plans, programs and policies relating to family death benefits, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s family, as in effect on the date of the Executive’s death with respect to other peer executives of the Corporation and their families.

(b)      Disability.  If the Executive’s employment is terminated during the Employment Period by reason of the Executive’s Disability, the Executive will be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Corporation to disabled executives and/or their families in accordance with such plans, programs and policies relating to disability, if any, as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter with respect to other peer executives of the Corporation and their families.

(c)       Cause; Other Than For Good Reason.  If the Executive’s employment is terminated by the Corporation for Cause, or if the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Corporation will pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall have no further obligations to the Executive under this Agreement.

(d)      Qualifying Termination.  If during the Employment Period the Executive’s employment is terminated either by the Corporation other than for Cause or Disability or by reason of the Executive’s death or by the Executive for Good Reason (a “Qualifying Termination”), then the Corporation will pay, subject to the provisions of Section 7(g) of this Agreement, to the Executive within 30 days following the Date of Termination (except as provided below), as compensation for services rendered to the Corporation:

(1)   A lump-sum cash amount equal to the sum of:

(i)    the Executive’s unpaid Base Salary through the Date of Termination (at the rate in effect on the Date of Termination or, if higher, at the highest rate in effect at any time within the 90-day period preceding the Effective Date); plus

(ii)   that portion of the target Annual Bonus under the Corporation’s incentive compensation plans or any similar plans or programs then in effect determined by multiplying the target Annual Bonus by the fraction arrived at by dividing the number of full weeks for which the Executive was employed during the Fiscal Year in which his Date of Termination occurred by 52; plus

(iii) a pro rata portion of the target payments under the Corporation’s long-term performance bonus (“LTI”) plans, or any similar plans or programs then in effect, adopted with respect to the current Fiscal Year and with respect to each of the immediately two preceding Fiscal Years.  In each case, the pro rata portion of the LTI payment shall be determined by dividing the number of full weeks for which the Executive was employed since the beginning of the Fiscal Year with respect to which the relevant LTI plan was adopted to his Date of Termination by 156; plus

(iv)  any unpaid vacation under the Corporation’s vacation policy in effect at the Date of Termination (or, if more favorable to the Executive, under any vacation policy of the Corporation in effect at any time within the 90-day period preceding the Effective Date).

(2)   A lump-sum cash amount equal to the sum of:

(i)    three times the Executive’s highest annual rate of Base Salary in effect during the 12-month period prior to the Date of Termination; plus

(ii)   three times the target annual bonus in effect for the Fiscal Year in which the Change of Control occurs; plus

(iii)  three times the target LTI payment for the Fiscal Year in which the Change of Control occurs.

Any amount paid to the Executive pursuant to this Section 7(d)(2) shall be offset by any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of the Executive’s employment under any other severance plan, policy, employment agreement or arrangement of the Corporation.

(3)   A lump sum cash amount equal to the excess of (i) the actuarial present value as of the Date of Termination of the benefits that would be accrued under the FedEx Corporation Employees’ Pension Plan and the FedEx Corporation Retirement Parity Pension Plan determined by assuming that (A) the Executive has earned an additional 36 months of the Executive’s highest annual rate of Base Salary in effect during the 12-month period prior to the Date of Termination and target annual bonus in effect for the Fiscal Year in which the Change of Control occurs and (B) the Executive is credited with an additional 36 months of age and service under such plans, over (ii) the actuarial present value of the actual benefits accrued by the Executive as of the Date of Termination under such plans without the assumptions set forth in clauses (A) and (B) of this Section (7)(d)(3).

For purposes of determining actuarial present value under this Section 7(d)(3): (i) the most current Mortality Table (assuming a blend of 50 percent of male mortality rates and 50 percent of female mortality rates) shall be utilized; and (ii) the interest rate on 30-year U.S. Treasury securities for the month of May preceding the Fiscal Year in which the Date of Termination occurs shall be used (such rate is the “applicable interest rate” under Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code).

(e)     If during the Employment Period the employment of the Executive shall terminate by reason of a Qualifying Termination, then for a period ending on the earliest of: 36 months following the Date of Termination; the commencement date of equivalent benefits from a new employer; or the date on which the Executive reaches age 60:

(1)   the Corporation will continue to keep in full force and effect each plan and policy providing medical, accident, disability and life coverage with respect to the Executive and his covered dependents, at the same coverage level and upon the same terms as in effect immediately prior to the Date of Termination or the Corporation will provide coverage that is equivalent to such plans and policies.  The Executive and the Corporation will share the costs of such coverage in the same proportion as such costs were shared immediately prior to the Date of Termination or, if more favorable to the Executive, within the 90-day period prior to the Effective Date; and

(2)   if, at the close of the 36-month period following the Date of Termination, the Executive is not then receiving medical coverage from a new employer, the Corporation will continue the coverage provided in Section 7(e)(1) above, with the Executive paying the full cost of such coverage.  Upon termination of any of the other coverages discussed in this Section 7(e), the Executive may convert his coverage (and, if applicable, his dependents’ coverage) under any such plan or policy to individual policies or programs upon the same terms as employees of the Corporation may apply for such conversions.

(f)      If during the Employment Period the employment of the Executive terminates by reason of a Qualifying Termination, then for a period of 12 months following the Date of Termination, the Corporation will provide, at its expense, executive level outplacement assistance to the Executive by a nationally recognized outplacement firm acceptable to the Executive.

(g)     If any of the payments and benefits provided under this Agreement and/or under any other agreement with, or plan of, the Corporation constitutes “deferred compensation” under the Internal Revenue Code or the rules and regulations promulgated thereunder and is therefore subject to income tax, interest and penalties prior to the actual receipt thereof, then no such payments or benefits shall be made or provided to the Executive until the expiration of the requisite period following the Date of Termination as required by the relevant provisions of the Internal Revenue Code or the rules and regulations promulgated thereunder in order for such payments and benefits not to be considered taxable income prior to the receipt thereof.  Upon the expiration of such period, the Corporation will make any such payments, and provide any such benefits, to the Executive.

8.        Consequence of a Change of Control Upon Certain Entitlements.

(a)       Except as provided herein, the consequences of a Change of Control on the Executive’s stock options, restricted stock awards, or any other award or grant of stock or rights to purchase the stock of the Corporation (by option, warrant or otherwise) and pension, retirement, long-term incentive or any other similar benefits, will be determined in accordance with the provisions of the applicable plans and agreements in effect on the Effective Date.

(b)      (1)   No later than 30 days following the occurrence of a Change of Control, the Corporation will fund in full that portion, if any, of its obligations to the Executive under the FedEx Corporation Retirement Parity Pension Plan that are then unfunded.  Such funding will be provided through an irrevocable trust for the benefit of the Executive, which will be established as promptly as possible following the Effective Date for the purpose of receiving contributions from the Corporation to fund such obligations.

(2)       No later than 30 days following the occurrence of a Change of Control, the Corporation will fund its obligations to provide payments and benefits under this Agreement (other than the obligations which are provided for in Section 8(b)(1)) by the establishment of a trust to which it contributes an amount sufficient to meet its obligations.  The trust described in this Section 8(b)(2) may be part of the trust described in Section 8(b)(1).

(3)       Any trust created pursuant to this Section 8 will provide for distribution of amounts to the Executive in order to pay taxes, if any, that become due prior to payment of amounts pursuant to the trust.  Following the occurrence of a Change of Control, the Corporation will make periodic additional contributions (no less frequently than annually) to keep the trust fully funded.  The intent is that no later than the date 30 days following the Change of Control and annually thereafter (the “Applicable Dates”) the amount of such fund will equal at least the then present value (determined as of each Applicable Date) of any amounts subject to the funding requirement of Section 8(b)(1) as determined by a nationally recognized firm qualified to provide actuarial services and to fully fund the payments and benefits described in Section 8(b)(2).  The establishment and funding of any such trust will not affect the Corporation’s obligation to provide the benefits being funded.

(4)       The trust(s) may be terminated in accordance with the trust agreement between the Corporation and the trustee and, if so terminated, the Corporation will not be required to establish a successor trust under this Section 8(b).  The trust described in this Section 8(b) may be part of a trust funding similar obligations for the Corporation’s other employees.

9.        Non-exclusivity of Rights.

Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Corporation or any of its affiliates and for which the Executive may qualify, nor, subject to Section 15(f), will anything in this Agreement limit or otherwise affect such rights as the Executive may have under any stock option, stock warrant, restricted stock, pension, long-term incentive award or other contracts, agreements, plans or programs with or of the Corporation or any of its affiliates.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Corporation or any of its affiliates at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement.

10.      No Set-off; No Mitigation.

The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or any other person.  In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor will the amount of any payment under this Agreement be reduced, except as otherwise specifically provided herein, by any compensation earned by the Executive as a result of employment by another employer.

11.      Tax Payment.

(a)       Withholdings and Deductions.  Any payment made pursuant to Section 7(d) will be paid, less standard withholdings and other deductions authorized by the Executive or required by law.

(b)      Gross-up for Certain Taxes.

(1)       Subject to the provisions of Section 11(f) of this Agreement, all determinations required to be made under this Section 11, including whether and when a Gross-up Payment (as defined below) is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, will be made by a nationally recognized public accounting firm (other than the firm serving as the accountant or auditor for the individual, entity or group effecting the Change of Control) that is designated by the Corporation (the “Accounting Firm”), which will provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment (as defined below), or such earlier time as is requested by the Corporation (collectively, a “Determination”).  All fees and expenses of the Accounting Firm will be borne solely by the Corporation.

(2)       Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined by the Accounting Firm that any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the Executive from the Corporation and its affiliates pursuant to this Agreement or otherwise  (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any Gross-up Payment required by this Section 11) (a “Payment”) is or will become subject to any excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes, together with any interest and penalties imposed in respect thereto, are referred to in this Agreement as the “Excise Taxes”), then the Corporation will pay the Executive within five days of receipt of the Determination an amount (the “Gross-up Payment”) such that the net amount retained by the Executive, after the deduction of any Excise Taxes on the Payments, and any federal, state and local income tax, Medicare and any Excise Tax (including any applicable interest and penalties on all such taxes) upon such Gross-up Payment, will be equal to the amount of the Payments in the absence of the imposition of such Excise Taxes and the Gross-up Payment.

(3)       For purposes of determining the amount of the Gross-up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and local income taxes at the highest marginal rates of taxation in the state and locality of his residence in such calendar year.

(4)       If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

(c)       Determination by the Executive.

(1)       If at any time following determination of the Gross-up Payment by the Accounting Firm, the Executive disputes the amount of the Gross-up Payment, the Executive may elect to demand payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive (“Executive Counsel Opinion”), determines to be the Gross-up Payment.  Any such demand by the Executive shall be made by delivery to the Corporation of a written notice that specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the “Executive’s Determination”).

(2)       Within 14 days after delivery of the Executive’s Determination to the Corporation, the Corporation shall either (i) pay the Executive the Gross-up Payment set forth in the Executive’s Determination (less the portion of such amount, if any, previously paid to the Executive by the Corporation) or (ii) deliver to the Executive a certificate specifying the Gross-up Payment determined by the Accounting Firm, together with an opinion of the Corporation’s counsel (“Corporation Counsel Opinion”), and pay the Executive the Gross-up Payment specified in such certificate.  If for any reason the Corporation fails to comply with clause (ii) of the preceding sentence, the Gross-up Payment specified in the Executive’s Determination shall be controlling for all purposes.

(d)      Opinion of Counsel.  “Executive Counsel Opinion” means a legal opinion of nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accordance with this Section and applicable law.  “Corporation Counsel Opinion” means a legal opinion of a nationally recognized executive compensation counsel that (1) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth by the Accounting Firm has been calculated in accordance with this Section and applicable law, and (2) there is no reasonable basis for the calculation of the Gross-up Payment determined by the Executive.

(e)       Additional Gross-up Amounts.  If, despite the initial conclusion of the Corporation and/or the Executive that certain Payments are neither subject to Excise Taxes nor to be counted in determining whether other Payments are subject to Excise Taxes (any such item, a “Non-Parachute Item”), it is later determined (pursuant to subsequently-enacted provisions of the

Internal Revenue Code, final regulations or published rulings of the Internal Revenue Service, a final judgment of a court of competent jurisdiction or a determination by the Accounting Firm) that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater than the amount determined by the Corporation or the Executive pursuant to this Section, as applicable, then the Corporation shall pay the Executive an additional Gross-up Payment in order to compensate the Executive for such additional Excise Taxes, any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to Section 11(b), and any federal, state and local income tax, Medicare and any Excise Tax upon such additional Gross-up Payments, calculated in the manner described in Section 11(b).

(f)       Amount Increased or Contested.

(1)       The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service or other taxing authority that, if successful, would require the payment by the Corporation of a Gross-up Payment.  Such notice shall include the nature of such claim and the date on which such claim is due to be paid.

(2)       The Executive shall give such notice as soon as practicable, but no later than ten business days, after the Executive first obtains actual knowledge of such claim; provided, however, that any failure by the Executive to give or delay in giving such notice shall affect the Corporation’s obligations under this Section only if and to the extent that such failure results in actual prejudice to the Corporation.

(3)       The Executive shall not pay such claim less than 30 days after the Executive gives such notice to the Corporation (or, if sooner, the date on which payment of such claim is due).  If the Corporation notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

(i)    give the Corporation any information that it reasonably requests relating to such claim;

(ii)   take such action in connection with contesting such claim as the Corporation reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

(iii)  cooperate with the Corporation in good faith to contest such claim; and

(iv)  permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses.

(4)       Without limiting the foregoing, the Corporation shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner.

(5)       The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive, on an after-tax basis, for any Excise Tax, income tax or employment tax, including related interest or penalties, imposed with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.

(g)      Refunds.

(1)       If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 11(f), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation’s complying with the requirements of Section 11(f)) promptly pay the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(2)       If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 11(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such determination before the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.

(3)       Any contest of a denial of refund shall be controlled by Section 11(f).

12.      Confidential Information; Non-Competition; Release.

(a)       Confidentiality.

(1)       The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all Confidential Information (as defined below) relating to the Corporation or any of its affiliates and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Corporation or any of its affiliates.

(2)       “Confidential Information” means any non-public, proprietary information that may provide the Corporation with a competitive advantage, including, without limitation, any trade secrets, formulas, flow charts, computer programs and codes (including, without limitation, any source codes), or other systems information, business, product or marketing plans, sales and other forecasts, financial information, customer lists and information relating to compensation and benefits, provided that such proprietary information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s breach of this Section 12(a).

(3)       Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files, drives or discs, videotapes, audiotapes and oral communications.

(4)       Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 12(a) for the Executive to disclose information in the ordinary course of properly carrying out his duties and responsibilities on behalf of the Corporation or to respond to an order of a court or other body having jurisdiction provided that he gives the Corporation prior notice of any such order.  In no event shall an asserted violation of the provisions of this Section 12(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)      Non-Competition.

(1)       The Executive agrees that he shall not for a period of one year following the Date of Termination, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to, holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner or investor, with any Competing Enterprise (as defined below); provided, however, that the Executive may invest, without being deemed in violation of this Section 12(b), in stocks, bonds or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds or other securities are listed for trading on a national securities exchange or NASDAQ and the Executive’s investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding.

(2)       For purposes of this Agreement, the term “Competing Enterprise” shall mean an enterprise that engages in any business that, on the Date of Termination, is engaged in by the Corporation or by any of its affiliates if such enterprise engages in such business in any geographic areas in which the Corporation or any of its affiliates conducts such business.

(c)       Return of Property.  Except as expressly provided herein, promptly following the Executive’s termination of employment, the Executive shall return to the Corporation all property of the Corporation then in the Executive’s possession or under his control, except that the Executive may retain his personal notes, diaries, Rolodexes (whether in electronic form or otherwise), calendars and correspondence so long as any Confidential Information therein is conveyed to the Corporation in a tangible medium prior to the Executive’s termination of employment.

(d)      Irreparable Injury.  The Executive agrees that any breach of the terms of this Section 12 would result in irreparable injury and damage to the Corporation for which the Corporation would have no adequate remedy at law.  The Executive further agrees that in the event of said breach or any reasonable threat of breach, the Corporation shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach.  The terms of this Section 12(d) shall not prevent the Corporation from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages.  Should a court or arbitrator determine that any provision of this Section 12 is unreasonable, the parties agree that such provision shall be interpreted and enforced to the maximum extent such court or arbitrator deems reasonable.

(e)       Release.  In the event of a Qualifying Termination, the Executive agrees to release the Corporation and its affiliates from any and all liabilities, claims and causes of action arising from or in connection with his employment, or the termination of his employment, by the Corporation, other than the obligations of the Corporation under this Agreement and except with respect to the matters referenced in Sections 8(a) and 9 of this Agreement.

(f)       Survival.

(1)       The provisions of this Section 12 shall survive any termination of this Agreement and of the Employment Period, and the existence of any claim or cause of action by the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the covenants and agreements of this Section.

(2)       Anything in this Section 12(f) to the contrary notwithstanding, the provisions of Section 12(b) shall only apply in the event of:

(i)    a termination of the Executive’s employment described in Section 1(a) hereof prior to the occurrence of a Change of Control;

(ii)   a termination of the Executive’s employment during the Employment Period that constitutes a Qualifying Termination; or

(iii)  a termination for Cause at any time during the Employment Period.

13.      Successors; Binding Agreement.

(a)       This Agreement shall not be terminated by any merger or consolidation of the Corporation whereby the Corporation is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Corporation.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)      The Corporation agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 13(a) hereof, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Corporation hereunder.

(c)       (1)   No rights or obligations of the Corporation under this Agreement may be assigned or transferred by the Corporation except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Corporation is not the continuing entity, or in connection with the sale or liquidation of all or substantially all of the assets of the Corporation, or in connection with the disposition of all or substantially all of the assets of the Corporation, or in connection with the disposition of the business of the Corporation substantially as an entirety, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Corporation and such assignee or transferee assumes all of the liabilities, obligations and duties of the Corporation under this Agreement, either contractually or as a matter of law.

(2)   This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

14.      Indemnification.

(a)       If, after the Effective Date, the Executive is made or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Corporation or any of its affiliates, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Corporation shall, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, (i) indemnify and hold harmless the Executive against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by the Executive in connection therewith, and (ii) pay the expenses (including attorneys’ fees) incurred by the Executive in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by the Executive in advance of the final disposition of the action, suit or proceeding shall be made only upon receipt of an undertaking by the Executive to repay all amounts advanced if it should ultimately be determined that the Executive is not entitled to be indemnified under this Section or otherwise.

(b)      After the Effective Date, the Corporation shall maintain a directors’ and officers’ liability insurance policy covering the Executive on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the Effective Date.

15.      Miscellaneous.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)      All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Corporation:	FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120
	Attn:	Kenneth R. Masterson
Executive Vice President,
General Counsel and Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)      If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Corporation or involving the failure or refusal of the Corporation to perform fully in accordance with the terms hereof, the Corporation shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute regardless of the result thereof.

(e)       This Agreement contains the entire understanding between the Corporation and the Executive with respect to the subject matter hereof and supersedes and nullifies any previous change of control employment agreement between the parties, including, without limitation, the Management Retention Agreement, dated as of                  , between the Corporation and the Executive.

(f)       The Executive and the Corporation acknowledge that the employment of the Executive by the Corporation is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Corporation at any time.  Except as specified in Section 1(a) hereof, upon a termination of the Executive’s employment or upon the Executive’s ceasing to be an officer of the Corporation, in each case, prior to the Effective Date, there shall be no further rights under this Agreement.

(g)      The Corporation’s or the Executive’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Corporation or the Executive may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 6(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)      Any reference in this Agreement to any compensation, bonus, profit sharing, stock option, restricted stock, pension, savings, retirement, welfare, vacation or other similar benefit plan or program means and includes, for purposes of this Agreement, any substitute or successor plan or program.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

FedEx Corporation

By:
Name:	Kenneth R. Masterson
Title:	Executive Vice President,
General Counsel and Secretary

[Name of Executive]

[538617.3]